Exhibit 99.1
PRESS RELEASE

For release:	February 16, 2011

Contact:	Media Linda Hohn Associate General Counsel (610) 660-6862 lhohn@global-indemnity.com
Global Indemnity plc Reports Fourth Quarter 2010 Financial Results.
Dublin, Ireland (February 16, 2011) — Global Indemnity plc (NASDAQ:GBLI) today reported net income excluding the impact of its previously disclosed Profitability Enhancement Initiative for the three months ended December 31, 2010 of $26.8 million or $0.88 per share ($21.7 million including the Profitability Enhancement Initiative charges or $0.72 per share) and for the twelve months of $90.0 million or $2.97 per share ($84.9 million including the Profitability Enhancement Initiative charges or $2.80 per share). As of December 31, book value per share increased to $30.59 or 11.3% from $27.48 per share at December 31, 2009.
Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Gross Premiums Written	$74.6	$74.5	$345.8	$341.0
Net Premiums Written	$62.3	$64.0	$296.5	$291.0

Net income (a)	$26.8	$24.7	$90.0	$75.4
Net income per share (a)	$0.88	$0.82	$2.97	$2.91	(b)

Operating income (a)	$23.5	$15.5	$70.6	$64.3
Operating income per share (a)	$0.77	$0.51	$2.33	$2.48	(b)

	As of	As of	As of
	December 31,	September 30,	December 31,
	2010	2010	2009

Book value per share	$30.59	$30.01	$27.48
Shareholders’ equity	$928.7	$911.2	$832.0
Cash and invested assets	$1,717.2	$1,709.6	$1,731.3

(a)
2010’s “Net income, Net income per share, Operating income, and Operating income per share” does not include $5.1 million of after-tax charges related to the Profitability Enhancement Initiative executed during the fourth quarter of 2010.

(b)
On May 5, 2009 shares were issued in conjunction with the Stockholders’ Rights Offering. If the Stockholders’ Rights Offering was completed on January 1, 2009, net income per share would have been $2.50 and Operating income per share would have been $2.13.

Larry A. Frakes, President & Chief Executive Officer stated, “While continuing to experience the prolonged “soft” property & casualty market, the Company succeeded in growing book value by 11.3% over the course of 2010. The company also generated a modest increase in premiums; its first increase in premiums of any amount since 2006. The company’s operating results were achieved while adhering to disciplined pricing practices and core underwriting guidelines as well as maintaining a relatively short duration fixed income portfolio enhanced by increased investments in floating rate commercial loans and common stocks. Finally, as previously announced, in December 2010, the Company incurred a one-time after-tax charge of $5.1 million to fund its Profit Enhancement Initiative that is expected to increase annual pretax earnings in 2011 by approximately $10.8 million and $0.29 per share.”

About Global Indemnity plc and its subsidiaries
Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:
•	United States Based Insurance Operations

•	Ireland & Bermuda Based Reinsurance Operations
For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.
Teleconference and Webcast for Interested Parties
Larry A. Frakes, President and Chief Executive Officer of Global Indemnity plc, and Thomas McGeehan, Chief Financial Officer of Global Indemnity plc, will conduct a teleconference for interested parties on February 17, 2011 at 8:30 a.m. Eastern Time to discuss the fourth quarter 2010 results.
To participate in the teleconference, please telephone (866) 254-5941 (U.S. and Canada) or (612) 332-0718 (International) and you will be greeted by an operator. Please reference Global Indemnity plc 4th Quarter 2010 Earnings Call.
The teleconference is being webcast by AT&T and can be accessed at the Company’s website at www.globalindemnity.ie. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software. The webcast is also being distributed over AT&T’s Audio-Only Web ConferenceCast. To access live or archived event, please use this URL: http://205.144.147.162/cgi-bin/confCast, Conference ID#: 192718 and click GO.
The teleconference will be available for replay beginning at 10:30 a.m. Eastern Time on February 17, 2011 until 11:59 p.m. March 17, 2011. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 192718.
Forward-Looking Information
Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements include statements regarding expected costs and savings resulting from our Profitability Enhancement Initiative. Such costs include severance, contract terminations, lease abandonment, fixed asset write-offs and other charges and could include unanticipated costs. We caution investors that our actual costs and savings may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements.
# # #
Note: Tables Follow

Global Indemnity plc’s Combined Ratio for the Three and Twelve Months Ended December 31, 2010 and 2009
The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Loss Ratio:
Current Accident Year	65.3	57.3	64.3	59.2
Changes to Prior Accident Year	(28.6)	(6.0)	(18.9)	(3.0)

Loss Ratio — Calendar Year	36.7	51.3	45.4	56.2

Expense Ratio	42.8	41.8	41.2	39.8

Combined Ratio	79.5	93.1	86.6	96.0

For the three months ended December 31st, the calendar year loss ratio decreased by 14.6 points to 36.7 in 2010 from 51.3 in 2009.
•	The current accident year loss ratio increased by 8.0 points to 65.3 in 2010 from 57.3 in 2009.
•	1.3 points of the increase related to restructuring charges from our Profitability Enhancement Initiative.
•
The property loss ratio increased by 4.5 points to 46.4 in 2010 from 41.9 in 2009. 2009 had little catastrophe activity and 2009 accident year loss estimates were lowered during the 4th quarter of 2009. Our 2010 results include $0.6 million of losses related to the Australian floods in December. Our U.S. Insurance Operations were impacted by higher reinsurance costs in 2010.

•
The casualty loss ratio increased 7.2 points to 75.0 in 2010 from 67.8 in 2009. Our U.S. Operations experienced increases due to premium price changes, loss trend and higher average severity of losses from our professional and commercial automobile lines. Our Reinsurance Operations experienced higher losses mainly from its non-standard automobile treaties.

•
Current year results include a 22.6 point improvement in the loss ratio related to prior accident years. For 2010 we reduced prior accident years by $20.4 million relating mainly to casualty lines across accident years 2002 to 2008.

For the three months ended December 31st, the expense ratio increased from 41.8 in 2009 to 42.8 in 2010.
•	The impact of restructuring costs from our Profitability Enhancement Initiative was 6.2 points.
•
Excluding restructuring costs, the expense ratio decreased from 41.8 in 2009 to 36.6 in 2010 mainly from lower employee costs from our Profitability Enhancement Initiative and reduction in estimates for liabilities related to insurance assessments and allowances for doubtful accounts on receivables offset partially by aggregate decrease in net earned premium.

For the twelve months ended December 31st, the calendar year loss ratio decreased by 10.8 points to 45.4 in 2010 from 56.2 in 2009.
•	The current accident year loss ratio increased by 5.1 points to 64.3 in 2010 from 59.2 in 2009.
•	0.3 points of the increase related to restructuring charges from our Profitability Enhancement Initiative.

•
The property loss ratio increased by 7.4 points to 53.9 in 2010 from 46.5 in 2009. Our reinsurance operations experienced higher catastrophe losses in 2010 compared to 2009 resulting mainly from New Zealand earthquakes, Perth hail storms and Australian floods in December. Our U.S. Insurance Operations were impacted by higher reinsurance costs in 2010.

•
The casualty loss ratio increased 1.9 points to 70.3 in 2010 from 68.4. Our U.S. Operations experienced increases due to premium price changes, loss trend and higher average severity of losses from our professional and commercial automobile lines. Our Reinsurance Operations experienced higher losses mainly from its non-standard automobile treaties.

•
Current year results include a 15.9 point improvement in the loss ratio related to prior accident years. For 2010, we reduced prior accident years by $54.1 million relating mainly to casualty lines across accident years 2002 to 2008.

For the twelve months ended December 31st, the expense ratio increased from 39.8 in 2009 to 41.2 in 2010.
•	The impact of restructuring costs from our Profitability Enhancement Initiative was 1.5 points.
•	Excluding restructuring costs, the expense ratio decreased from 39.8 in 2009 to 39.7 in 2010.

Global Indemnity plc’s three months ended December 31, 2010 and 2009 Gross and Net Premiums Written Results by Business Unit

	Three Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
(Dollars in thousands)	2010	2009	2010	2009
Insurance Operations	$63,666	$60,317	$50,391	$49,494
Reinsurance Operations	10,959	14,208	11,903	14,478

Total	$74,625	$74,525	$62,294	$63,972

Insurance Operations: For the three months ended December 31, 2010, gross premiums written increased 5.6%, and net premiums written increased 1.8%, compared to the same period in 2009. The increase in gross premiums is mainly due to growth in our casualty brokerage operations offset partially by declines in Penn-America and price decreases in aggregate of approximately 3.0%. Net written premiums include a $1.5 million restructure charge resulting from our Profit Enhancement Initiative.
Reinsurance Operations: For the three months ended December 31, 2010, gross premiums written decreased 22.9%, and net premiums written decreased 17.8%, compared to the same period in 2009. The decrease in gross and net premiums written is primarily due to timing as gross premiums are up 37.4% for the year.
Global Indemnity plc’s Twelve Months Ended December 31, 2010 and 2009 Gross and Net Premiums Written Results by Business Unit

	Twelve Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
(Dollars in thousands)	2010	2009	2010	2009
Insurance Operations	$245,481	$267,992	$196,065	$218,264
Reinsurance Operations	100,282	73,007	100,439	72,731

Total	$345,763	$340,999	$296,504	$290,995

Insurance Operations: For the twelve months ended December 31, 2010, gross premiums written decreased 8.4%, and net premiums written decreased 10.2%, compared to the same period in 2009. The decrease in gross premiums is mainly due to declines in Penn-America and price decreases in aggregate of approximately 3.0% offset partially by growth in our casualty brokerage operations. Net written premiums include a $1.5 million charge resulting from our Profit Enhancement Initiative.
Reinsurance Operations: Gross premiums written for the twelve months ended December 31, 2010 increased 37.4%, and net premiums written increased 38.1%, compared to the same period in 2009. The increase in gross and net premiums written is primarily due to an increase in the number of excess of loss and quota share treaties.

GLOBAL INDEMNITY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Gross premiums written	$74,625	$74,525	$345,763	$340,999

Net premiums written	$62,294	$63,972	$296,504	$290,995

Net premiums earned	$71,195	$75,509	$286,774	$301,674
Investment income, net	14,014	16,165	56,623	70,214
Net realized investment gains	4,818	12,447	26,437	15,862
Other income	138	—	653	—

Total revenues	90,165	104,121	370,487	387,750

Net losses and loss adjustment expenses	26,106	38,708	130,359	169,382
Acquisition costs and other underwriting expenses	30,467	31,579	118,164	119,929
Corporate and other operating expenses	6,062	4,438	21,127	16,752
Interest expense	1,623	1,754	7,020	7,216

Income before income taxes	25,907	27,642	93,817	74,471
Income tax expense	4,186	3,502	8,892	4,310

Net income before equity in net income of partnership	21,721	24,140	84,925	70,161
Equity in net income (loss) of partnership, net of tax	7	534	(22)	5,276

Net income	$21,728	$24,674	$84,903	$75,437

Weighted average shares outstanding—basic (1) (2)	30,284	30,165	30,238	25,856

Weighted average shares outstanding—diluted (1) (2)	30,339	30,201	30,274	25,882

Net income per share — basic (1) (2)	$0.72	$0.82	$2.81	$2.92

Net income per share — diluted (1) (2)	$0.72	$0.82	$2.80	$2.91

Combined ratio analysis: (3)
Loss ratio	36.7	51.3	45.4	56.2
Expense ratio	42.8	41.8	41.2	39.8

Combined ratio	79.5	93.1	86.6	96.0

(1)
In computing the basic and diluted weighted share counts the number of shares outstanding prior to May 5, 2009 (the date that the ordinary stock was issued in conjunction with the Stockholders’ Rights Offering) was adjusted by a factor of 1.114 to reflect the impact of a bonus element associated with the Stockholders’ Rights Offering in accordance with GAAP.

(2)	Shares outstanding and per share amounts have been restated to reflect the 1-for-2 stock exchange effective July 2, 2010 when the Company completed its redomestication to Ireland.

(3)
The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	As of	As of
	December 31,	December 31,
	2010	2009
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2010 – $1,393,655 and 2009 – $1,423,050)	$1,444,392	$1,471,572
Preferred shares:
Available for sale securities, at fair value (cost: 2010 – $930 and 2009 – $1,509)	2,252	2,599
Common shares:
Available for sale securities, at fair value (cost: 2010 – $120,674 and 2009 – $50,709)	145,274	63,057
Other invested assets:
Available for sale securities, at fair value (cost: 2010 – $4,255 and 2009 – $4,323)	4,268	6,854
Securities classified as trading, at fair value (cost: 2010 – $1,112 and 2009 – $1,145)	1,112	1,145

Total investments	1,597,298	1,545,227

Cash and cash equivalents	119,888	186,087
Agents’ balances	56,657	69,711
Reinsurance receivables	422,844	543,351
Federal income taxes receivable	478	3,521
Deferred federal income taxes	6,393	13,819
Deferred acquisition costs	35,344	33,184
Goodwill	4,820	—
Intangible assets	19,082	9,236
Prepaid reinsurance premiums	11,104	16,546
Other assets	20,720	25,098

Total assets	$2,294,628	$2,445,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,052,743	$1,257,741
Unearned premiums	135,872	131,582
Ceded balances payable	12,376	16,009
Contingent commissions	9,260	11,169
Notes and debentures payable	121,285	121,569
Payable for securities	4,768	37,258
Other liabilities	29,655	38,476

Total liabilities	1,365,959	1,613,804

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; Class A ordinary shares issued: 21,340,821 and 21,243,345 respectively; Class A ordinary shares outstanding: 18,300,544 and 18,215,239, respectively; Class B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	622,725	619,473
Accumulated other comprehensive income	57,211	48,481
Class A ordinary shares in treasury, at cost: 3,040,277 and 3,028,106 shares, respectively	(100,912)	(100,720)
Retained earnings	349,642	264,739

Total shareholders’ equity	928,669	831,976

Total liabilities and shareholders’ equity	$2,294,628	$2,445,780

Share amounts have been restated to reflect the 1-for-2 stock exchange effective July 2, 2010 when the Company completed its redomestication to Ireland.

GLOBAL INDEMNITY PLC
SELECTED INVESTMENT DATA
(Unaudited)
(Dollars in millions)

	Market Value as of
	Dec 31,	Dec 31,
	2010	2009

Fixed Maturities	$1,444.4	$1,471.6
Cash and cash equivalents	119.9	186.1

Total bonds and cash and cash equivalents	1,564.3	1,657.7
Equities and other invested assets	152.9	73.6

Total cash and invested assets	$1,717.2	$1,731.3

	December 31, 2010 (a)
	Three Months	Twelve Months
	Ended	Ended

Net investment income	$12.2	$48.3

Net realized investment gains	3.3	19.4
Net unrealized investment gains (losses)	(5.0)	8.8

Net realized and unrealized investment returns (losses)	(1.7)	28.2

Total investment return	$10.5	$76.5

Average total cash and invested assets (b)	$1,705.6	$1,703.2

Total investment return % annualized	2.5%	4.5%

(a)	Amounts in this table are shown on an after-tax basis.

(b)	Simple average of beginning and end of period, net of payable for securities.

GLOBAL INDEMNITY PLC
SUMMARY OF OPERATING INCOME
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Operating income	$18,394	$15,535	$65,503	$64,308
Adjustments:
Net realized investment gains, net of tax	3,334	9,139	19,400	11,129

Total after-tax adjustments	3,334	9,139	19,400	11,129

Net income	$21,728	$24,674	$84,903	$75,437

Weighted average shares outstanding — basic (1) (2)	30,284	30,165	30,238	25,856

Weighted average shares outstanding — diluted (1) (2)	30,339	30,201	30,274	25,882

Operating income per share — basic (1) (2)	$0.61	$0.52	$2.17	$2.49

Operating income per share — diluted (1) (2)	$0.61	$0.51	$2.16	$2.48

(1)
In computing the basic and diluted weighted share counts the number of shares outstanding prior to May 5, 2009 (the date that the ordinary stock was issued in conjunction with the Stockholders’ Rights Offering) was adjusted by a factor of 1.114 to reflect the impact of a bonus element associated with the Stockholders’ Rights Offering in accordance with GAAP.

(2)	Shares outstanding and per share amounts have been restated to reflect the 1-for-2 stock exchange effective July 2, 2010 when the Company completed its redomestication to Ireland.
Note Regarding Operating Income
Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.